UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2022

CITRINE GLOBAL, CORP.

Delaware	000-55680	68-0080601
(State or Other Jurisdiction	(commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

4 Haogen Street, Herzelia Israel	4655102
(Address of Principal Executive Offices)	(Area Code)

+ (972) 73 7600341

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Citrine Global, Corp (hereinafter the “Company) previously disclosed that the Israeli Ministry of the Economy recommended that the Company’s majority-owned subsidiary, Cannovation Center Israel Ltd. (“Cannovation Ltd.”), be granted the right to purchase an industrial parcel of land from the Israel Land Authority (“ILA”) at a subsidized price and exempt from a tender procedures typically required under Israeli law. Accordingly, on February 8, 2022, Cannovation Ltd. received from ILA a counter-signed development agreement (the “Agreement”) to purchase rights for long term lease to 11,687 square meters of industrial land in Yeruham in Southern Israel (the “Land”) for purposes of building the Cannovation Center, which is intended to include factories, laboratories, logistics and a distribution center for the medical cannabis, and botanicals industries.

During December 2021, Cannovation Ltd. remitted to the Israeli Ministry of the Economy and the ILA the aggregate amount of 687,650 NIS ($221,122 on the date of payment) to obtain the rights to the Land. The amount represents approximately 10% of the prevailing market price for comparable land space in the general area and is part of the grant by the Israeli government under government programs to encourage industrial development in Southern Israel. The amount remitted represents the sum total amount that Cannovation Ltd. is required to pay as the purchase price for the Land. In addition, the Israeli Ministry of Economy is also expected to cover approximately 30% of the building and equipment expenses. Cannovation Ltd. is also expected to benefit from a reduced corporate tax rate which is intended to encourage industrial development in Southern Israel

Under the Agreement, Cannovation Ltd. committed to build and develop the Green Vision Center in accordance with by the time frames, terms and conditions of the Agreement. Typically, the initial time frame for completing the development is four (4) years, subject to extensions that the ILA may approve. Upon completion of the development within the time frames and other requirements specified in the Agreement, then Cannovation Ltd. will be entitled subject to Israeli law to long term lease agreement (49 years) to the Land (equivalent to ownership rights as most of the land in Israel is government owned and when marketed usually the developers are granted with development/long lease rights).

As previously disclosed, Cannovation Ltd. is developing its Green Vision Center as an Operational Wellness and Pharma Ecosystem for the botanical and medical cannabis industries, and it is planned to include manufacturing plants, laboratories, pharmacological research, product development, preclinical & clinical trials, clean rooms, logistics, import and export, distribution, business strategy and professional consultants.

On February 7, 2022, the board of directors of Cannovation Ltd. authorized management of Cannovation Ltd. to finalize the terms of an agreement with one of the leading real estate project construction companies in Israel to commence building the Green Vision Center. The selected project manager is reputed for the successful completion of many projects amounting to hundreds of thousands of square meters of offices, malls, stadiums, hospitals and public institutions throughout Israel. The project manager will oversee all aspects of the building project, including interfacing with the sub-contractors and obtaining the requisite building permits and other required authorizations.

Cannovation Ltd. and the Company are in discussions with commercial banks and prospective investors regarding the financing of the planned development.

An English language translation or synopsis of the Cannovation Center Development Agreement will be filed with the Company’s upcoming annual report on Form 10-K for the year ended December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Citrine Global, Corp

By:	/s/ Ora Elharar Soffer
Name:	Ora Elharar Soffer
Title:	Chairperson of the Board and CEO

Date: February 10, 2022